UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on September 2, 2016, Smith Micro Software, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Unterberg Koller Capital Fund L.P. (“Unterberg”) and William W. and Dieva L. Smith (collectively, “Smith”), pursuant to which the Company issued and sold to Unterberg and Smith in a private placement senior subordinated promissory notes in the aggregate principal amount of $4,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 1,700,000 shares of the Company’s common stock at an exercise price of $2.74 per share. The Company completed these transactions and issued the Notes and Warrants on September 6, 2016.

On December 27, 2016, the Company entered into an Amendment to the Note issued to Unterberg and an Amendment to the Note and Warrant issued to Smith. The Amendments were made to accommodate comments received by the Company from the NASDAQ Listing Qualifications staff.

The Amendments impose an explicit cap of 19.99% on the number of shares issuable upon conversion of interest under the Notes and upon exercise of Warrants issued under the Purchase Agreement, calculated as a percentage of the Company’s outstanding shares as of September 6, 2016. In addition, the Amendment entered into with Smith fixes the conversion price of accrued interest under the Smith Note at $2.3825 per share and establishes a floor exercise price of the Smith Warrant at $2.3825 per share (as adjusted for stock dividends, splits and combinations), notwithstanding the anti-dilution provisions of the Smith Warrant.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendments, forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Note issued to Unterberg Koller Capital Fund L.P.

10.2	Amendment to Note and Warrant issued to William W. and Dieva L. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: December 28, 2016	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer

2